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                         CUSTOMER ALLIANCE AGREEMENT

THIS AGREEMENT is entered into this 5th day of November, 1998, by NCR Corporation, a Maryland (USA) corporation, whose principal place of business is Dayton, Ohio (hereinafter, "NCR") and Northstar Computer Forms, Inc., a Minnesota corporation, whose principal place of business is 7130 Northland Circle North, Brooklyn Park, Minnesota 55428, (hereinafter, "NSCF").

                                   Recitals

A. NCR would like to compliment its product line and marketing and sales resources by utilizing NSCF's manufacturing resources to provide a private label product line of financial forms and negotiable documents described in Exhibit "A" attached hereto ("Products").

B. NCR appoints NSCF as its exclusive supplier of the Products for the Territory defined below.

C. Both Parties plan to work together to cultivate NCR's current customer base by developing new accounts and market requirements in the banking and financial industries.

D.   NSCF would like to expand sales coverage to the Top 200 U.S. banks.

E.   NCR would like to offer the Products to all its banking customers.

NOW THEREFORE, in consideration of the mutual promises set forth herein, the Parties hereby agree as follows:

1.0  Definitions

1.1 Territory shall mean both a geographic and vertical Territory consisting of the entire United States, including its territories and possessions. Although NCR will primarily focus its sales and marketing activities on the 200 largest banks, saving institutions, and credit unions, NCR may provide Products to other financial institutions within the Territory. Any sales outside the Territory will be by mutual agreement of both parties.

1.2 Products shall mean financial products and negotiable documents as listed in Exhibit A, and as modifies from time to time in writing per the mutual agreement of the parties.


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1.3  Purchase Order or Order shall mean any purchase order issued by NCR for the purpose of ordering Products from NSCF pursuant to this Agreement.

1.4 NCR Technology shall mean certain NCR trademarks and tradenames and technical expertise provided to NSCF (which NSCF does not already have and which is not generally known or in the public domain) that is associated with financial products, negotiable documents, NCR Systemedia's business processes and NCR's financial equipment operating specifications.

1.5 Private Label shall mean the Products, with an NCR trademark, tradename, or logo printed thereon, that is offered exclusively to NCR's customers by NSCF.

1.6 Product Specifications will be defined by Purchase Orders or referenced to in published Product catalogs.

2.0  Sales Terms and Conditions

2.1 NCR hereby appoints NSCF as its exclusive supplier of the Products in the Territory during the term of this Agreement. NSCF will provide NCR pricing of Products on a wholesale basis.

2.2 NSCF agrees to sell Products to NCR in accordance with the terms and conditions of this Agreement. Specific quantities of Products shall be ordered by NCR for purchase by the placement of Purchase Orders or via EDI. This agreement is not a Purchase Order. NCR shall have no obligation to purchase any Products hereunder until NCR has placed a Purchase Order, and then only to the extent of the products covered under such Purchase Order. It is acknowledged that neither party can project to what extent NCR may achieve market penetration in the Territory or in what quantities NCR may place Orders for the Products. In the event that NSCF can not meet NCR capacity requirements, NSCF will be responsible to outsource production. NSCF shall assure outsourced Products meet both NCR and NSCF specifications. In the event that NCR sells a large block of new business which exceeds NSCF's internal capacity and outsourcing resources, both parties will work together to establish a time frame when the capacity will be available to accept the business. This "ramp up" time should not exceed four months.


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2.3  NSCF will continue to sell the products it currently manufactures to its existing customer base. NSCF will not sell, deliver or provide Products marked with NCR "Private Label" directly or indirectly to any third party, but will only provide these products to NCR. NCR will assist in this effort with known requirements and publication of a NCR catalog of product information and pricing. NSCF may sell similar Products to others without the NCR "Private Label."

2.4 NSCF and NCR will work together to develop new accounts and market segments. The Parties will meet quarterly to review NSCF and NCR performance and establish action plans to expand the relationship and develop opportunities.

2.5 If a customer has already entered into a contract either directly with NSCF or one of its distributors to purchase products which could be used as Product replacements, then during the term of the contract NSCF shall not be obligated to accept Orders for Products for that customer from NCR. Similarly, if NCR enters into a contract for purchase of Products with one of its customers, which is not already subject to a contract to purchase products which could be used as Product replacements from NSCF or one of its distributors, then during the term of this Agreement, NSCF will only accept Orders for that customer from NCR.

3.0  Pricing and Payment

3.1 With the exception of existing bank contracts, NSCF will provide NCR with NSCF's most competitive price. Existing bank contracts may contain certain custom products specifically designed for a function that prohibits comparison with NCR's "Private Label" products.

3.2 It is understood that some of NCR's customers may enter into contractual commitments with NCR to provide Products for a specified period of time during the term hereof and any Orders issued hereunder pursuant to a contract are hereinafter referred to as a "Contract Order." Prior to entering into any Contract Order with a customer, NCR will consult with NSCF regarding the pricing terms of that order. This pricing will then remain in effect for the agreed upon terms of the contract order.

3.3 The parties will establish pricing annually for standard Orders. Subject to 45 days written notice, NSCF reserves the right to increase its pricing if the increase is attributable to variances of greater than five percent in the cost of raw materials. In addition, NSCF agrees to pass cost savings attributable to decreases greater than five percent in the cost of raw


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     materials. Any modifications to the pricing terms such as cost decreases as the result of manufacturing process improvements will be subject to the mutual agreement of the parties.

3.4 NSCF will invoice within 24 hours of shipment. The invoice will be sent via fax to the corresponding location which issued the purchase order.
     As purchased volumes increase, both parties will work together to implement an automated invoicing system, such as EDI. Invoice terms will be 2% 10 net 30. Any outstanding billing issues will be finalized, paid or credited within two business days after the quarterly review meetings.

4.0  Customer Service and Delivery


4.1 NSCF will establish NCR service contracts within its operation to provide NCR timely feedback on requests for quotes, order data, scheduling changes and shipping requirements.

4.2 NSCF will respond to all customer service requests concerning stock items within 24 hours and 48 hours for non stock items.

4.3 NSCF will send order acknowledgements within 24 hours of receipt. If NSCF cannot accommodate an Order due to limits in production capacity as provided in Section 2.2 above, it shall notify NCR within 24 hours and shall indicate when the Order can be produced. NCR shall then have 24 hours in which to approve the delayed production date or withdraw the Order. If the order is withdrawn due to insufficient production capacity, and the inability of NSCF to outsource, NCR may purchase the products elsewhere.

4.4 Packaging will consist of a generic box and include a NCR logo carton label.

4.5 NSCF will maintain competitive delivery schedules for NCR orders based on marketplace requirements. NSCF will provide a delivery schedule for stock and custom items. NSCF and NCR will agree on schedules to meet NCR's customer's requirements. Delivery may be either to the end user customer or to the NCR warehouse. Modifications to the delivery schedule shall be subject to NSCF and NCR approval.

5.0  Specifications, Inspections and Testing


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5.1  All data submitted to NSCF in connection with the Product is hereby incorporated by reference. All Products ordered to NCR's specifications will comply with then-current Specifications, unless otherwise authorized by NCR. All Products will adhere to both ABA and ANSI print standards. The Products shall be subject to inspection and test by NCR at all times and places. If any inspection or test is made on NSCF's premises, NSCF shall, without additional charge, provide reasonable assistance for the safety and convenience of NCR's inspectors. NCR reserves the right to reject Products which do not comply with the warranty hereinafter stated. If rejected after delivery, rejected
     Products will be returned to NSCF at NSCF's expense period Payment for any Products shall not be deemed acceptance of those Products, and if such Products are rejected after payment NCR shall be entitled to return the same for replacement or refund. Consumption of the Product by NCR's customers will constitute acceptance unless prior arrangements have been agreed to by both NSCF and NCR.

6.0  Warranty

6.1 NSCF warrants for a period of one year after date of receipt that the Products furnished hereunder will be in full conformity with all Specifications and/or other descriptions and will be merchantable and of good quality material and workmanship, and free from defects. NSCF does not recommend storage of carbonized or carbonless products for longer than one year. This warranty shall survive inspection, test, acceptance, and payment, and shall run to NCR, its successors, assigns, and customers. NCR may, at its option, either return for replacement or credit, or require prompt correction of defective or nonconforming Products. Return to NSCF of any defective or nonconforming Products shall be made at NSCF's expense and no replacements of defective or nonconforming Products shall be made unless specified by NCR. Replacement or reworked Products shall be subject to this warranty to the same extent as Products originally delivered under this Agreement.

7.0  NCR Technology

7.1 NCR hereby grants NSCF a license to use NCR Technology to manufacture, market and distribute the Products exclusively to NCR. NSCF agrees that NCR technology will not be used by NSCF to manufacture products on behalf of any third Party without the prior written consent of NCR.


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7.2  In the case of jointly developed new technology, both parties shall have equal rights of use and access to same.

7.3 NCR and NSCF may enter into joint development agreements to develop new technology associated with financial forms.

7.4 NSCF agrees it use of NCR trademarks and tradenames will comply with NCR's applicable policies and that NCR will be given the opportunity to approve any such use prior to publication or product distributed by NSCF.

8.0  Confidentiality

8.1 Except as otherwise specifically agreed, all information disclosed by NCR and NSCF to each other shall be in confidence and is not, in any way, intended to be for public disclosure, provided such information is marked "Confidential" or the like. NSCF and NCR shall take all reasonable precautions to prevent any such information from being divulged to any person for any purpose other than to perform this Agreement, including having recipients acknowledge the confidential status of such information and agreeing to like restrictions on divulging such information. This obligation of confidence shall survive termination of this Agreement and will continue for three (3) years thereafter. Information in the public domain, or which is rightfully received by NSCF or NCR from a third party, or information which both NCR and NSCF agree in writing may be disclosed, shall not be considered confidential. As to publicity, NSCF and NCR shall not, without first obtaining each other's consent in writing, advertise or otherwise disclose the fact that NSCF has furnished Products and services to NCR under this Agreement; provided, however, both parties acknowledge that NSCF and NCR are publicly owned companies and that this Agreement may have to be disclosed as a material contract as part of any securities offerings or filings with the Securities and Exchange Commission.

9.0  Indemnification

9.1 NCR will defend at its expense any claim or suit brought against NSCF that NCR Technology infringes a patent, copyright, trade secret, or other intellectual property rights of another and will pay all costs and damages finally awarded, if NSCF promptly notifies NCR of the claim and gives NCR (a) the information and cooperation that NCR reasonable asks for, and (b) sole authority to defend or settle the claim. THIS SECTION STATES NCR'S ENTIRE LIABILITY FOR INFRINGEMENT OF


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     PATENTS, COPYRIGHTS, TRADE SECRETS, AND OTHER INTELLECTUAL PROPERTY
     RIGHTS.

9.2 NSCF will defend at its expense any claim or suit brought against NCR alleging that any Product infringes a patent, copyright, trade secret or other intellectual property rights and will pay all costs and damages finally awarded, if NCR promptly notifies NSCF of the claim and gives NSCF (a) the information and cooperation that NSCF reasonably asks for, and (b) sole authority to defend or settle the claim. In handling the claim, NSCF may obtain for NCR the right to continue using the Product or replace or modify the Product so that it becomes non-infringing. If NSCF is unable to reasonably secure those remedies, as a last resort NSCF will refund the purchase price for infringing Products. NSCF is not obligated to indemnify NCR under this Section if the alleged infringement is based on the use specifications or instructions provided by NCR. THIS SECTION STATES NSCF'S ENTIRE LIABILITY FOR INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADE SECRETS, AND OTHER INTELLECTUAL PROPERTY RIGHTS.

10.0 Limitation of Liability

10.1 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES UNDER THIS AGREEMENT REGARDLESS OF WHETHER THE PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

11.0 Compliance with Laws

     NSCF and NCR shall at all times comply with all applicable federal, state, and local laws, regulations, rules, and orders. Any provision which is required to be a part of this Agreement by virtue of any such law, regulation, rule, or order is incorporated by reference.

12.0 Reservation of Rights

     No failure by either party to insist upon strict compliance by the other party with any of the terms, provisions, or conditions of this Agreement, in any instance, shall be construed as a waiver or relinquishment by either party of the other party's rights to insist upon strict compliance therewith in the future.


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13.0 Term and Termination

13.1 This Agreement shall continue for an initial term of three years from the date first set forth above and shall be automatically renewed for successive one year terms thereafter, unless notice of termination is given by one party to the other at least one hundred and eighty (180) days prior to the termination date of the initial term or of any yearly renewal term, or unless earlier terminated under any other provision of this Agreement.

13.2 Either party may terminate this Agreement upon sixty (60) days written notice to the other party for failure of such other party to fulfill any of its material obligations hereunder, provided, however, if during the period of such notice the other party shall have remedied such failure, this Agreement shall continue in full force and effect as it would have had such failure not occurred. Nothing contained herein shall be deemed to bar or prohibit NSCF from suspending its performance at any time that NCR is in default in payment in accordance with Section 3.3 hereof or otherwise in default hereunder. In the event of termination under this paragraph, each party shall be entitled to return of any amounts paid in anticipation of performance not rendered by the other party.

13.3 This Agreement shall terminate forthwith, at the option of either party by notice in writing to the other party, upon the other party ceasing to carry on its business or in the event the other party becomes the subject of any proceedings under the law of any jurisdiction for the relief of debtors or otherwise becomes insolvent, bankrupt, or makes an assignment for the benefit of creditors, or upon the appointment of a receiver for the other party, or its reorganization for the benefit of creditors. The sale or change in control of a party shall not be deemed cessation of that party's business under the terms of this Section 13.3 or considered grounds for termination.

13.4 Upon termination of this Agreement, the terms of Section 6.1, 8.1, 9.0, 10.0, 11.0 and 17.0, shall survive termination. Upon termination of this Agreement, NCR shall remain liable and pay for all Orders shipped during the Term hereof.


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14.0 Assignment

     Neither this Agreement nor any right or obligations at governs may be assigned or delegated by either party without the prior written consent of the other party, which consent shall not unreasonably be withheld.

15.0 Notices and Communications

     Except as otherwise specifically provided herein, notices and other communications by a party under this Agreement shall be provided in writing to:

To NCR:            Tracy Drew
                   Manager Product Service and Alliance
                   9095 Washington Church Road
                   Miamisburg, OH 45342

To NSCF:           John Christenson
                   National Sales Manager
                   7130 Northland Circle North
                   Brooklyn Park, MN 55428

16.0 Applicable Law

     This Agreement shall be construed in accordance with the internal substantive laws of the state of Minnesota.

17.0 Dispute Resolution

17.1 Except as otherwise specifically provided herein, any controversy or claim, whether based on a contract, statute, fraud, misrepresentation or other tort legal theory, arising out of or related to this Agreement shall be resolved by arbitration in accordance with this paragraph.

17.2 The arbitration shall be conducted before a single arbitrator who is knowledgeable in the field of financial and business forms. The arbitrator shall be selected from a panel proposed by the American Arbitration Association ("AAA"), and both the arbitrator's selection and the arbitration proceedings shall be administered by the AAA. The U.S. Federal Arbitration Act, 9 U.S.C. Sections 1-15, shall govern any and all issues concerning the arbitrability of claims. The arbitrator's award shall be final and binding, and may be entered for enforcement in any court of


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     competent jurisdiction. The arbitrator shall not have the power to award lost profits or other consequential, special, punitive, exemplary, or other non-compensatory damages to either party. The arbitration shall be held in a location that is mutually agreeable to the parties and each party shall be responsible for paying its own expenses. The costs of the arbitration itself, including facilities and fees, shall be borne equally by the parties.

17.3 If either party pursues a claim arbitrable under this paragraph through means other than arbitration, then the other party shall be entitled to recover any costs it incurs in compelling arbitration, including reasonable attorney's fees.

17.4 Nothing in this paragraph shall be construed as limiting NCR's and NSCF's right to seek injunctive or other special or equitable relief through any judicial forum for potential or actual violations of this Agreement's provisions on Confidentiality.




     IN WITNESS WHEREOF, NCR AND NSCF have caused this instrument to be executed by their duly authorized representatives.

Northstar Computer Forms, Inc.                            NCR Corporation

By: /s/ Kenneth E. Overstreet          By: /s/ Daniel J. Enneking
   -------------------------------        -------------------------------

Name: Kenneth E. Overstreet            Name: Daniel J. Enneking
     -----------------------------          -----------------------------

Title: President                       Title: Sr. Vice President
      ----------------------------           ----------------------------

Date: Nov 6, 1998                      Date: Nov 6, 1998
     -----------------------------          -----------------------------




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                                   EXHIBIT A

                                 PRODUCT LIST


I.   NEGOTIABLE DOCUMENTS (Security Documents)

     -    Money Orders

     -    Official Checks (Cashier's, Expense, Dividend, Accounts Payable)

     -    Gift Certificates

     -    Letter Checks (MICR Variable Image Printing)

II.  INTERNAL BANK FORMS (Non-Negotiable)

     -    Cash Tickets

     -    General Ledger Tickets

     -    Teller Receipts

     -    Process Control Documents

     -    Drive Up Envelopes

III. OTHER FORMS

     -    Currency Envelopes

     -    Holiday Bank Items (Letter Checks, Statements, Receipts, Envelopes)

     -    Document Carriers

     -    Counter Forms (Savings Deposits/Withdrawals, Deposit Tickets)

     -    Forms Management/Distribution

     -    Imprint Programs (Commercial Deposit Ticket Books)

     -    Business Checks

     -    Test Documents (NCR, IBM, and Lundy Sorters)


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